EXHIBIT 23.1

Consent of KPMG LLP

Board of Directors MCI, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 in connection with the MCI, Inc. Deferred Stock Unit Plan, to be filed on or about May 7, 2004, of our report dated April 27, 2004, with respect to the consolidated balance sheets of MCI, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statement of operations, shareholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of MCI, Inc.

Our report is qualified due to the omission of earnings per share disclosures as required by Statement of Financial Accounting Standard (“SFAS”) No. 128, Earnings Per Share. Our report also contains explanatory paragraphs that describe: the Company’s filing for reorganization under Chapter 11 of the United States Bankruptcy Code discussed in Note 3 to the consolidated financial statements and the Company’s adoption of fresh-start reporting pursuant to the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, as of December 31, 2003 as further described in Note 4 to the consolidated financial statements. As a result, the consolidated financial statements of the Successor Company are presented on a different basis than those of the Predecessor Company and, therefore, are not comparable in all respects. In addition, our report indicates that the Company adopted new accounting pronouncements as discussed in Note 2 to the consolidated financial statements as follows: in 2003, SFAS No. 143, Accounting for Asset Retirement Obligations; in 2002, SFAS No. 142, Goodwill and Other Intangible Assets and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets; in 2001, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB Statement No. 133.

/s/ KPMG LLP
KPMG LLP
McLean, Virginia
May 7, 2004